EXHIBIT 12.1
DUKE REALTY CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(in thousands, except ratios)

	Six Months Ended June 30, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Net income (loss) from continuing operations, less preferred dividends	$5,139		$(131,684)		$(63,321)		$(25,039)		$(302,839)		$20,027
Preferred dividends	16,905		46,438		60,353		69,468		73,451		71,426
Interest expense	118,945		238,614		214,495		179,863		142,791		132,259
Earnings (loss) before fixed charges	$140,989		$153,368		$211,527		$224,292		$(86,597)		$223,712
Interest expense	$118,945		$238,614		$214,495		$179,863		$142,791		$132,259
Interest costs capitalized	9,624		9,357		4,335		11,498		26,864		53,456
Total fixed charges	128,569		247,971		218,830		191,361		169,655		185,715
Preferred dividends	16,905		46,438		60,353		69,468		73,451		71,426
Total fixed charges and preferred dividends	$145,474		$294,409		$279,183		$260,829		$243,106		$257,141
Ratio of earnings to fixed charges	1.10		N/A	(2)	N/A	(4)	1.17		N/A	(7)	1.20
Ratio of earnings to fixed charges and preferred dividends	N/A	(1)	N/A	(3)	N/A	(5)	N/A	(6)	N/A	(8)	N/A	(9)

(1)
N/A - The ratio is less than 1.0; deficit of $4.5 million exists for the six months ended June 30, 2013. The calculation of earnings includes $194.8 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $94.6 million exists for the year ended December 31, 2012. The calculation of earnings includes $361.6 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $141.0 million exists for the year ended December 31, 2012. The calculation of earnings includes $361.6 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $7.3 million exists for the year ended December 31, 2011. The calculation of earnings includes $315.3 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $67.7 million exists for the year ended December 31, 2011. The calculation of earnings includes $315.3 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $36.5 million exists for the year ended December 31, 2010. The calculation of earnings includes $262.4 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $256.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $232.5 million of non-cash depreciation and amortization expense.

(8)
N/A - The ratio is less than 1.0; deficit of $329.7 million exists for the year ended December 31, 2009. The calculation of earnings includes $232.5 million of non-cash depreciation and amortization expense.

(9)
N/A - The ratio is less than 1.0; deficit of $33.4 million exists for the year ended December 31, 2008. The calculation of earnings includes $207.4 million of non-cash depreciation and amortization expense.